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                                   EXHIBIT 12



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 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                               DIVIDENDS COMBINED

                                                   AGWAY INC. AND CONSOLIDATED SUBSIDIARIES
                                                             (THOUSANDS OF DOLLARS)
                                  ---------------------------------------------------------------------
                                  FOR THE
                                  9 MONTHS
                                   ENDED
                                   MARCH                  FOR THE YEARS ENDED JUNE
                                             ----------------------------------------------------------
                                    2001         2000        1999        1998        1997        1996
                                  ---------   ----------  -----------  ---------   ---------   --------
Earnings before income taxes
and member refunds ............   $ (1,206)    $ 13,015    $ 23,200    $ 30,184    $ 13,226    $ 17,531

Fixed charges - Interest ......     60,794       71,580      62,369      61,395      58,016      58,450
              - Rentals .......      3,954        5,272       4,768       4,131       3,434       2,828
                                  --------     --------    --------    --------    --------    --------
Total fixed charges ...........     64,748       76,852      67,137      65,526      61,450      61,278
                                  --------     --------    --------    --------    --------    --------
Adjusted net earnings .........   $ 63,542     $ 89,867    $ 90,337    $ 95,710    $ 74,676    $ 78,809
                                  ========     ========    ========    ========    ========    ========
Ratio of adjusted net earnings
to total fixed charges ........      (a)            1.2         1.3         1.5         1.2         1.3
                                  ========     ========    ========    ========    ========    ========
Deficiency of adjusted net
earnings to total fixed charges   $ (1,206)         N/D         N/D         N/D         N/D         N/D
                                  ========     ========    ========    ========    ========    ========

Fixed charges and preferred
 dividends combined: Preferred
  dividend factor:
   Preferred dividend
   requirements ...............   $  1,429     $  3,060    $  3,287    $  3,522    $  4,115    $  4,255
   Ratio of pre-tax earnings to
   after-tax earnings* ........      274.4%        47.3%       55.8%       53.0%       64.3%       50.5%
   Preferred dividend factor on
   pre-tax basis ..............        521        6,469       5,891       6,645       6,400       8,426

Total fixed charges (above) ...     64,748       76,852      67,137      65,526      61,450      61,278
                                  --------     --------    --------    --------    --------    --------
Fixed charges and preferred
dividends combined ............   $ 65,269     $ 83,321    $ 73,028    $ 72,171    $ 67,850    $ 69,704
                                  ========     ========    ========    ========    ========    ========
Ratio of adjusted net earnings
to fixed charges and preferred
dividends combined** ..........      (b)            1.1         1.2         1.3         1.1         1.1
                                  ========     ========    ========    ========    ========    ========
Deficiency of adjusted net
earnings to fixed charges
and preferred dividends
combined ......................   $ (1,727)         N/D         N/D         N/D         N/D         N/D
                                  ========     ========    ========    ========    ========    ========

* Represents after-tax earnings (loss) from continuing operations divided by pre-tax earnings (loss) from continuing operations, which adjusts dividends on preferred stock to a pre-tax basis.

** Represents adjusted net earnings divided by fixed charges and preferred dividends combined.

N/D      No deficiency.
(a)      Adjusted net earnings are inadeequate to cover total fixed charges.
(b) Adjusted net earnings are inadequate to cover total fixed charges and preferred dividends combined.




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